Exhibit 99.4
CONSENT OF MERCER CAPITAL MANAGEMENT, INC.
December 21, 2006
Board of Directors
City Bancorp
4039 S. Kansas Expressway
Springfield, MO 65807
          Re:      Registration Statement on Form S-4 of BancorpSouth, Inc.
Ladies and Gentlemen:
Reference is made to our opinion letter, dated October 30, 2006, with respect to the fairness, from a financial point of view, to the holders of the common stock of City Bancorp (“City”) of the right to receive the per share consideration to be paid by BancorpSouth, Inc. (“BancorpSouth”) in connection with the merger of City with and into BancorpSouth pursuant to an Agreement and Plan of Merger between City and BancorpSouth.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of City in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that BancorpSouth has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by BancorpSouth or its stockholders.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary – City Bancorp’s Financial Advisors Provided Opinions to the City Bancorp Board of Directors as to the Fairness of the Merger Consideration from a Financial Point of View”, “Summary — Background and Reasons for the Merger”, “Summary — Analysis of Financial Advisors to City Bancorp” “The Merger – Background and Reasons for the Merger” and “The Merger – Analysis of Financial Advisors to City Bancorp – Mercer Capital Management, Inc.” in, and to the inclusion of such opinion as Annex D to, the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

Sincerely yours,

MERCER CAPITAL MANAGEMENT, INC.

/s/ Z. Christopher Mercer
Z. Christopher Mercer, ASA, CFA
Chief Executive Officer